FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Second Quarter 2024 Financial Results
Delivers 15.0% Unit Growth
Domestic Same Store Sales Increased 28.7%, Driven by Transaction Growth

Dallas, July 31, 2024 - (PR NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced financial results for the fiscal second quarter ended June 29, 2024.

Highlights for the fiscal second quarter 2024 compared to the fiscal second quarter 2023:

▪System-wide sales increased 45.2% to $1.2 billion
▪73 net new openings in the fiscal second quarter 2024
▪Domestic restaurant AUV increased to $2.0 million
▪Domestic same store sales increased 28.7%
▪Digital sales increased to 68.3% of system-wide sales
▪Total revenue increased 45.3% to $155.7 million
▪Net income increased 69.9% to $27.5 million, or $0.93 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 50.7% to $51.8 million

Adjusted EBITDA is a non-GAAP measure. A reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") is set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“The second quarter marked another industry-leading quarter for Wingstop, further solidifying our category-of-one position. With same store sales growth of 28.7%, driven primarily by transactions, our AUVs now exceed $2.0 million, a target we set only two years ago when AUVs just crossed $1.5 million. Due to the strength and staying power of our multi-year strategies, we believe we have line of sight to a new AUV target of $3.0 million,” said Michael Skipworth, President and Chief Executive Officer. “This growth in AUVs has further enhanced our best-in-class unit economics, and as we continue to open new restaurants at a record pace, we believe there is an opportunity to more than triple our current U.S. footprint.”

Key operating metrics for the fiscal second quarter 2024 compared to the fiscal second quarter 2023:

	Thirteen Weeks Ended
	June 29, 2024	July 1, 2023
Number of system-wide restaurants open at end of period	2,352	2,046
Number of domestic franchise restaurants open at end of period	1,988	1,749
Number of international franchise restaurants open at end of period (1)	312	252
System-wide sales (in millions)	$1,176	$810
Domestic AUV (in thousands)	$2,032	$1,704
Domestic same store sales growth	28.7%	16.8%
Company-owned domestic same store sales growth	14.1%	5.7%
Net income (in thousands)	$27,485	$16,181
Adjusted EBITDA (in thousands)	$51,778	$34,350

(1) Including U.S. territories.

Fiscal second quarter 2024 financial results

Total revenue for the fiscal second quarter 2024 increased to $155.7 million from $107.2 million in the fiscal second quarter last year. Royalty revenue, franchise fees and other increased $23.2 million, of which $12.1 million was due to domestic same store sales growth of 28.7%, and $8.1 million was due to net new franchise development. Advertising fees increased $18.1 million due to a 45.2% increase in system-wide sales in the fiscal second quarter 2024, as well as an increase in the national advertising fund contribution rate to 5.3% from 5.0%, effective the first day of the fiscal second quarter 2024. Company-owned restaurant sales increased $7.3 million due to the addition of seven net new company-owned restaurants since the prior fiscal second quarter and 14.1% company-owned domestic same store sales growth, driven primarily by an increase in transactions.
Cost of sales was $22.7 million compared to $16.6 million in the fiscal second quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 75.9% from 73.7% in the prior year comparable period. The increase as a percentage of company-owned restaurant sales was driven by food, beverage and packaging costs primarily resulting from an increase in the cost of bone-in chicken wings as compared to the prior fiscal second quarter. Our purchases in the prior fiscal second quarter were tied primarily to the spot market, which benefited from significant deflation in the cost of bone-in chicken wings. The increase in food, beverage and packaging costs was partially offset by a decrease in labor costs and other restaurant operating expenses as a percentage of company-owned restaurant sales primarily due to leverage related to the company-owned domestic same store sales increase of 14.1%.
Selling, general & administrative (“SG&A”) expense increased $6.0 million to $28.1 million from $22.1 million in the fiscal second quarter of the prior year. The increase in SG&A expense was driven by an increase in headcount-related expenses of $1.9 million to support the growth in our business, an increase in incentive compensation and performance-based stock compensation expense of $1.9 million primarily related to our performance, and an increase in consulting and other professional fees of $1.0 million associated with our strategic initiatives.
Depreciation and amortization increased $1.9 million to $5.2 million from $3.2 million in the fiscal second quarter of the prior year. The increase in depreciation and amortization was primarily due to depreciation expense for the software assets placed in service related to our MyWingstop technology platform during the fiscal second quarter 2024.
Financial Outlook
Based on year-to-date results, the Company is providing updated guidance for 2024:
•Approximately 20% domestic same store sales growth, previously low double digits;

•285 to 300 global net new units, previously 275 to 295; and
•SG&A expense of between $114 - $116 million, previously $111 million.
Additionally, the Company is reiterating guidance for 2024:
•Depreciation and amortization of between $18 - $19 million; and
•Stock-based compensation expense of approximately $20 million.

Restaurant Development
As of June 29, 2024, there were 2,352 Wingstop restaurants system-wide. This included 2,040 restaurants in the United States, of which 1,988 were franchised restaurants and 52 were company-owned, and 312 franchised restaurants were in international markets and U.S. territories. During the fiscal second quarter 2024, there were 73 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on July 30, 2024, our Board of Directors approved an increase in the quarterly dividend payable to Wingstop stockholders from $0.22 to $0.27 per share of common stock, resulting in a total dividend of approximately $7.9 million. This dividend will be paid on September 6, 2024 to stockholders of record as of August 16, 2024.

Share Repurchases
During the fiscal second quarter of 2024, the Company repurchased and retired 75,862 shares of its common stock at an average price of $381.29 per share. As of June 29, 2024, $96.1 million remained available under the share repurchase program previously approved by the Company’s Board of Directors.
The Company has repurchased and retired 721,814 shares of its common stock at an average price of $217.32 per share since inception of its share repurchase program in August 2023.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal second quarter 2024 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 7955331. The replay will be available through Wednesday, August 7, 2024.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 2,350 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and a best-in-class technology platform, all while offering classic and boneless wings, tenders, and chicken sandwiches, cooked to order and hand sauced-and-tossed in fans’ choice of 12 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2023, Wingstop’s system-wide sales increased 27.1% to approximately $3.5 billion, marking the 20th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, Wingstop’s system is comprised of corporate-owned restaurants and independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 2,352 as of June 29, 2024.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all guests.

In 2023, Wingstop earned its “Best Places to Work” certification. The Company landed on Entrepreneur Magazine’s “Fastest-Growing Franchises” list and ranked #16 on “Franchise 500.” Wingstop was listed on Technomic’s “Top 500 Chain Restaurant Report,” QSR Magazine’s “2023 QSR 50” and Franchise Time’s “40 Smartest-Growing Franchises.”

For more information, visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on X, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org. Unless specifically noted otherwise, references to our website addresses, the website addresses of third parties or other references to online content in this press release do not constitute incorporation by reference of the information contained on such website and should not be considered part of this release.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2024 fiscal year outlook for domestic same store sales growth, global net new units, SG&A expense, stock-based compensation expense, and depreciation and amortization, as well as references to domestic AUV targets and our potential domestic restaurant footprint. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Maddie Lupori
Media@wingstop.com

Investor Contact
Kristen Thomas
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	June 29, 2024	December 30, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$96,749	$90,216
Restricted cash	11,444	11,444
Accounts receivable, net	16,059	12,408
Prepaid expenses and other current assets	6,768	4,948
Advertising fund assets, restricted	31,768	25,328
Total current assets	162,788	144,344
Property and equipment, net	107,738	91,292
Operating lease assets	55,379	19,092
Goodwill	68,733	67,708
Trademarks	32,700	32,700
Customer relationships, net	7,108	7,740
Other non-current assets	17,375	14,949
Total assets	$451,821	$377,825
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$5,752	$4,725
Current portion of operating lease liabilities	4,061	2,380
Other current liabilities	42,955	38,571
Advertising fund liabilities	31,768	25,328
Total current liabilities	84,536	71,004
Long-term debt, net	713,258	712,327
Operating lease liabilities	53,943	17,807
Deferred revenues, net of current	32,928	30,145
Deferred income tax liabilities, net	4,626	3,721
Other non-current liabilities	71	187
Total liabilities	889,362	835,191
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,304,401 and 29,337,920 shares issued and outstanding as of June 29, 2024 and December 30, 2023, respectively	293	293
Additional paid-in-capital	1,869	2,676
Retained deficit	(439,326)	(459,994)
Accumulated other comprehensive loss	(377)	(341)
Total stockholders' deficit	(437,541)	(457,366)
Total liabilities and stockholders' deficit	$451,821	$377,825

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	June 29, 2024	July 1, 2023
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$71,160	$47,984
Advertising fees	54,654	36,596
Company-owned restaurant sales	29,885	22,593
Total revenue	155,699	107,173
Costs and expenses:
Cost of sales (1)	22,673	16,642
Advertising expenses	58,548	38,729
Selling, general and administrative	28,097	22,128
Depreciation and amortization	5,161	3,218
Total costs and expenses	114,479	80,717
Operating income	41,220	26,456
Interest expense, net	5,200	4,244
Other (income) expense	(471)	(46)
Income before income tax expense	36,491	22,258
Income tax expense	9,006	6,077
Net income	$27,485	$16,181

Earnings per share
Basic	$0.94	$0.54
Diluted	$0.93	$0.54

Weighted average shares outstanding
Basic	29,343	29,972
Diluted	29,457	30,049

Dividends per share	$0.22	$0.19

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, but excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	June 29, 2024		July 1, 2023
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$10,695	35.8%	$7,264	32.2%
Labor costs	6,987	23.4%	5,520	24.4%
Other restaurant operating expenses	5,757	19.3%	4,408	19.5%
Vendor rebates	(766)	(2.6)%	(550)	(2.4)%
Total cost of sales	$22,673	75.9%	$16,642	73.7%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	June 29, 2024	July 1, 2023
Domestic Franchised Activity
Beginning of period	1,924	1,710
Openings	65	42
Closures	—	(1)
Acquired by Company	(1)	(2)
Restaurants end of period	1,988	1,749

Domestic Company-Owned Activity
Beginning of period	50	43
Openings	1	—
Closures	—	—
Acquired by Company	1	2
Restaurants end of period	52	45

Total Domestic Restaurants	2,040	1,794

International Franchised Activity(1)
Beginning of period	305	243
Openings	10	9
Closures	(3)	—
Restaurants end of period	312	252

Total System-wide Restaurants	2,352	2,046

(1) Includes U.S. Territories.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	June 29, 2024	July 1, 2023
Net income	$27,485	$16,181
Interest expense, net	5,200	4,244
Income tax expense	9,006	6,077
Depreciation and amortization	5,161	3,218
EBITDA	$46,852	$29,720
Additional adjustments:
Consulting fees (a)	—	1,084
Stock-based compensation expense (b)	4,926	3,546
Adjusted EBITDA	$51,778	$34,350

(a) Represents non-recurring consulting fees that are not part of our ongoing operations and are incurred to execute discrete, project-based strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations. The costs incurred in the thirteen weeks ended July 1, 2023 include consulting fees relating to a comprehensive review of our long-term growth strategy for our domestic business to explore potential future initiatives, which review was completed in fiscal year 2023. Given the magnitude and scope of this strategic review initiative that is not expected to recur in the foreseeable future, the Company considers the incremental consulting fees incurred with respect to the initiative not reflective of the ongoing costs to operate its business.
(b)      Includes non-cash, stock-based compensation, net of forfeitures.